Exhibit 99
Elkin, NC 28621
April 18, 2007
Press Release
For Immediate Release
Yadkin Valley Bank and Trust Company Names Ron Jester to Expanded Management Role in Elkin and Jonesville
Yadkin Valley Bank and Trust Company, a wholly owned subsidiary of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY), has named Ron Jester to an expanded role within the bank’s management team. He is now responsible for the bank’s branch offices in both Elkin and Jonesville. Ron, a native of Yadkin County, has been a Yadkin Valley Bank employee for 27 years. He is a graduate of Appalachian State University, as well as both the UNC & LSU Schools of Banking. Up to this point in time, Ron had managed the bank’s Jonesville branch location.
Joe Johnson, Yadkin Valley Bank’s Regional President, stated “We’re extremely fortunate to have someone with Ron’s market presence and experience to move into this position. He has a loyal following in the local market and is a tremendous asset of our bank. I have had the pleasure of working with Ron during my 10 year tenure with Yadkin Valley Bank. He is an excellent manager, a loyal bank employee, a good family man, and a recognized community leader.”
Yadkin Valley Financial Corporation and its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company (“the bank”), are headquartered in Elkin, North Carolina and serve customers through twenty-four full service branches in three regions. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Yadkin, and Wilkes Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Watauga and Avery Counties. The bank provides mortgage lending services through Sidus Financial, LLC, its wholly owned subsidiary headquartered in Greenville, North Carolina.
For additional information contact:
Edwin E. Laws
(336) 526-6313